Exhibit 10.18

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) made and entered into by and between KAGY Holding Company, Inc., a Delaware corporation (the “Company”), AGY Holding Corp. (the “Principal Subsidiary”), a Delaware corporation, with its principal place of business at 2558 Wagener Road, Aiken, South Carolina, and Douglas J. Mattscheck, of 403 Lakestone Way, Martinez, GA 30907 (the “Executive”), effective as of the 7th day of April, 2006, amending and restating in its entirety that certain Employment Agreement, dated as of April 2, 2004, by and between the Principal Subsidiary and the Executive (the “Original Agreement”).

WHEREAS, the Principal Subsidiary and the Executive previously entered into the Original Agreement and the Company subsequently acquired the Principal Subsidiary;

WHEREAS, the operations of the Company are a complex matter requiring direction and leadership in a variety of arenas, including financial, strategic planning, regulatory, community relations and others;

WHEREAS, the Executive is possessed of certain experience and expertise that qualify him to provide the direction and leadership required by the Company and its Affiliates; and

WHEREAS, subject to the terms and conditions hereinafter set forth, the Company and the Principal Subsidiary therefore wish to continue to employ the Executive as President and Chief Executive Officer and the Executive wishes to accept a continuation of such employment;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:

1. Employment. Subject to the terms and conditions set forth in this Agreement, the Company and the Principal Subsidiary hereby agree to continue the employment of the Executive and the Executive hereby agrees to continue in the service of the Company and the Principal Subsidiary.

2. Term. The term of the Executive’s employment hereunder shall commence as of April 7, 2006 (the “Employment Date”) and shall continue until termination as hereafter provided. The Executive may be terminated by the Company at will at any time subject to the provisions of Section 5 below. The term of this Agreement is hereafter referred to as “the term of this Agreement” or “the term hereof”.

3. Capacity and Performance.

(a) During the term hereof, the Executive shall serve the Company as its President and Chief Executive Officer, subject to his appointment by the Board of Directors of the Company (the “Board”) as a condition precedent to the effectiveness of this Agreement. In addition, during the term hereof and without further compensation, the Executive shall serve as a director of the Company and shall serve as a director and/or officer of one or more of the Company’s subsidiaries (including the Principal Subsidiary), if so elected or appointed from time to time; provided, however, that the Executive’s failure to be so elected or appointed shall not constitute a breach of this Agreement.

(b) During the term hereof, the Executive shall be employed by the Company on a full-time basis, and shall have and perform such usual and customary duties, responsibilities, and authority of a Chief Executive Officer and President on behalf of the Company and its Affiliates as may be designated from time to time by the Board or by its designees.

(c) During the term hereof, the Executive shall devote his full business time (except for permitted vacation periods and reasonable periods of illness or other incapacity) and his best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and its Affiliates and to the discharge of his duties and responsibilities hereunder. The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the term of this Agreement, except as may be expressly approved in advance by the Board in writing.

(d) The foregoing restrictions shall not limit or prohibit the Executive from engaging in passive investment, inactive business ventures, and community, charitable, and social activities, including without limitation serving as a member of boards of directors (or other similar bodies) of entities not engaged in competition with the Company or any of its Affiliates and approved by the Board (which approval shall not be unreasonably withheld), in each case, so long as such activities do not interfere with the Executive’s performance and obligations hereunder.

4. Compensation and Benefits. As compensation for all services performed by the Executive under and during the term hereof and subject to performance of the Executive’s duties and obligations to the Company and its Affiliates, pursuant to this Agreement or otherwise:

(a) Base Salary. During the term hereof, the Company shall pay the Executive a base salary at the rate of Three Hundred Twenty Four Thousand Seven Hundred Sixty Five Dollars ($324,765.00) per annum, payable in accordance with the payroll practices of the Company for its executives and subject to increase from time to time by the Compensation Committee of the Board, in its sole and unreviewable discretion. The Board will review the Executive on or about the anniversary date of this Agreement of each year. Such base salary, as from time to time increased, is hereafter referred to as the “Base Salary”.

(b) Annual Bonus Compensation. During the term hereof, the Executive will be eligible to earn an annual bonus of up to one hundred percent (100%) of Base Salary actually paid to the Executive (the “Target Bonus”), subject to the achievement of the performance targets (the “Performance Targets”) set forth in the Company’s management incentive plan (the “Bonus Plan”) and the other terms and conditions of such Bonus Plan. The Executive shall not receive a bonus in any fiscal year in which the Executive has not exceeded ninety percent (90%) (the “Base Percentage”) of the Performance Target for such fiscal year. In the event that the Executive achieves one hundred ten percent (110%) or more of the Performance Target for any fiscal year during the term hereof, the Executive shall receive a bonus equal to one hundred percent (100%) of the Base Salary actually paid to the Executive for such fiscal year (the

“Maximum Bonus”). In the event that the Executive achieves greater than ninety percent (90%) of the Performance Target for any fiscal year during the term hereof, but less than one hundred ten percent (110%) of the Performance Target for such fiscal year, then the Executive shall receive a bonus for such fiscal year equal to the product of (i) the Maximum Bonus and (ii) five (5) multiplied by the difference between (A) the percentage amount of the Performance Target achieved by the Executive for such fiscal year and (B) the Base Percentage; provided that under no circumstances shall the Executive receive a bonus for any fiscal year in excess of the Maximum Bonus. By way of example, if the Executive achieves 100% of the Performance Target for a fiscal year during the term hereof, then the Executive would receive fifty percent (50%) of the Maximum Bonus as a bonus for such fiscal year. To the degree that the calculation of the amount of any annual bonus payments set forth in this Agreement conflict with or vary from those set forth in the Bonus Plan, the calculations set forth in this Agreement shall control and under no circumstances shall the Executive be entitled to receive any bonus compensation other than as set forth in this Agreement. The annual bonus compensation shall be paid no later than May 1 in the year following the year with respect to which the bonus is payable.

(c) Life Insurance. During the term hereof, the Company will reimburse the Executive for the amount of the premium for a $1,000,000 life insurance policy on the life of the Executive.

(d) Stock Options. Subject to the approval of the Board, the Executive shall be granted options to purchase a total of 400,000 shares of common stock of the Company (the “Options”), subject to the terms and conditions set forth in any applicable award agreement, in the 2006 Stock Option Plan and in any other applicable plan. The Options will be exercisable at the initial price for the shares of the Company’s common stock paid by Kohlberg Affiliates on April 7, 2006. Subject to applicable terms and conditions (including, without limitation, the achievement of specified performance targets by the Company), the Options shall vest in three (3) equal installments on the first, second and third anniversaries of the Executive’s Employment Date. Upon the occurrence of a Change in Control within three years of the grant date of the Options, such Options shall vest and become immediately exercisable as provided for therein.

(e) Vacations. During the term hereof, the Executive shall be entitled to five (5) weeks of vacation per annum, to be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company and such scheduling procedure as the Company may from time to time require. Vacation shall otherwise be governed by the policies of the Company, as in effect from time to time. The Executive shall be entitled to cash compensation for vacation time not taken during the term hereof only to the extent approved by the Board or its designee in writing.

(f) Other Benefits. During the term hereof and subject to any contribution therefor generally required of executives of the Company, the Executive shall be entitled to participate in any and all employee benefit plans from time to time in effect for executives of the Company generally, except to the extent such plans are in a category of benefit otherwise provided to the Executive. Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable Company policies and (iii) the discretion of the Board or any administrative or other committee provided for in or contemplated by such plan. The Company may alter, modify, add to or delete its employee benefit plans at any time as it, in its sole judgment, determines to be appropriate, without recourse by the Executive; provided, however, that any such alteration, modification, addition, or deletion applies to the Company’s executive officers or employees generally. During the term hereof, if either (i) the Executive terminates his employment with the Company without Good Reason subsequent to his 55th birthday or (ii) a Change in Control occurs and as a result of such Change in Control, or within one hundred eighty (180) days prior to, or twelve (12) months following, such Change in Control, the Executive terminates his employment with the Company without Good Reason, then the Executive shall be entitled to continue to receive the health benefits under this paragraph to which the Executive is entitled immediately prior to such termination until the earlier to occur of (i) the provision of a written notice by the Executive to the Company electing to discontinue such health benefits, (ii) the Executive’s death, or (iii) the Executive’s receipt of health benefits through a source other than the Company (regardless of whether or not comparable to the health benefits provided by the Company), whether through the commencement of any employment or self-employment or otherwise (but specifically excluding health benefits received through Medicare); provided that (i) the Executive notifies the Company in writing within sixty (60) days following the termination of his employment of the Executive’s election to continue to receive such health benefits and (ii) the Executive makes a timely COBRA election and subsequent to the expiration of the COBRA period, the Executive continues to pay one hundred two percent (102%) of the full premium cost associated with similar family coverage, as the case may be, for such health benefits during the period of such health benefits continuation. Any continuation of health benefits for the Executive pursuant to the preceding sentence is expressly conditioned upon the Executive’s continued full performance of obligations under Sections 7, 8 and 9 hereof.

(g) Automobile. During the term hereof, the Company will provide the Executive with a mid-range equipped Lexus LS430 or Mercedes E500 (or such other automobile that is substantially equivalent in price). All reasonable maintenance, insurance, and operating costs for such automobile incurred by the Executive during the term hereof will be reimbursed by the Company, provided that the Executive shall be liable for any income tax liability with respect to such reimbursement.

(h) Business Expenses. The Company shall pay or reimburse the Executive for reasonable, customary and necessary business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to maximum annual limits or other restrictions established by the Board and such reasonable substantiation and documentation as may be specified by the Board or Company policy from time to time.

(i) Club Membership. During the term hereof, the Company will pay (i) dues for the Executive’s membership in a country club of his choosing not to exceed Ten Thousand Dollars ($10,000.00) per year and (ii) a one-time initiation fee for the Executive’s membership in such country club not to exceed Twenty Thousand Dollars ($20,000.00).

5. Termination of Employment and Severance Benefits. The Executive’s employment hereunder shall terminate under the following circumstances:

(a) Death. In the event of the Executive’s death during the term hereof, the Executive’s employment hereunder shall immediately and automatically terminate. In such event, the Company shall pay to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive, to his estate, (i) any earned and unpaid Base Salary through the date of his death; (ii) a portion of his Target Bonus for the fiscal year in which such termination occurs equal to the greater of (1) a prorated portion of the Target Bonus through the date of death based on the good faith estimate of the Board of the actual Target Bonus that would have been payable to the Executive for such fiscal year (assuming the Executive had remained employed by the Company through the end of such fiscal year) or (2) thirty percent (30%) of the Executive’s Maximum Bonus for such fiscal year; and (iii) subject to the requirements of Section 4, reimbursement for expenses accrued and payable under Section 4 hereof through the date of death. In such event, the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive, his estate may (but shall not be obligated to) also request that the Company repurchase any shares of common stock then held by the Executive’s designated beneficiary or his estate, as applicable, and, if such a request is made, the Company may (but shall not be obligated to), in its sole and unreviewable discretion, accept such request upon terms and conditions mutually agreed upon by the parties; provided that nothing in this sentence shall require any action or inaction on the part of the Company with respect to such request.

(b) Disability.

(i) The Company may terminate the Executive’s employment hereunder, upon written notice to the Executive, in the event that, in the good faith judgment of the Company, the Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder for one hundred twenty (120) days during any period of three hundred and sixty-five (365) consecutive calendar days. The Board may designate another employee to act in the Executive’s place during any period of the Executive’s disability.

(ii) If any question shall arise as to whether during any period the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of his duties and responsibilities hereunder, the Executive may, and at the request of the Company shall, submit to a medical examination by a licensed physician with the appropriate specialty selected by the Company and practicing within a 100-mile radius of the city or township nearest to the Executive’s place of residence to whom the Executive or his duly appointed guardian, if any, has no reasonable objection to determine whether the Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Executive shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on the Executive.

(iii) Upon the giving of notice of termination of the Executive’s employment hereunder, the Company shall have no further obligation or liability to the Executive, other than (1) for Base Salary earned and unpaid through the date of termination; (2) a portion of his Target Bonus for the fiscal year in which such termination occurs equal to the greater of (X) a prorated portion of the Target Bonus through the date of termination based on the good faith estimate of the Board of the actual Target Bonus that would have been payable to the Executive for such fiscal year (assuming the Executive had remained employed by the Company through the end of such fiscal year) or (Y) thirty percent (30%) of the Executive’s Maximum Bonus for such fiscal year; and (3) subject to the requirements of Section 4, reimbursement for expenses accrued and payable under Section 4 hereof through the date of termination. In such event, the Executive may (but shall not be obligated to) also request that the Company repurchase any shares of common stock then held by the Executive and, if such a request is made, the Company may (but shall not be obligated to), in its sole and unreviewable discretion, accept such request upon terms and conditions mutually agreed upon by the parties; provided that nothing in this sentence shall require any action or inaction on the part of the Company with respect to such request.

(c) By the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause at any time upon written notice to the Executive setting forth in reasonable detail the nature of such Cause. The following, as determined by the Board in its reasonable judgment, shall constitute Cause for termination:

(i) Willful failure to perform, or gross negligence in the performance of, the Executive’s duties and responsibilities to the Company and its Affiliates; or

(ii) Material breach by the Executive of any provision of this Agreement; or

(iii) Commission of a material act of fraud, embezzlement or other material dishonesty; or

(iv) Conviction of, or plea of nolo contendere to, a felony or other crime involving moral turpitude.

Upon the giving of notice of termination of the Executive’s employment hereunder for Cause, the Company shall have no further obligation or liability to the Executive, other than for Base Salary earned and unpaid through the date of termination and, subject to the requirements of Section 4, reimbursement for expenses accrued and payable under Section 4 hereof through the date of termination.

(d) By the Company without Cause. The Company may terminate the Executive’s employment hereunder without Cause at any time upon written notice to the Executive. In the event of such termination, and provided that no benefits are payable to the Executive under a separate severance agreement or an executive severance plan as a result of such termination, the Company shall provide the Executive with the following severance benefits:

(i) If the Company terminates the Executive without Cause during the term hereof, the Company shall (1) continue to pay the Executive his Base Salary at the rate in effect on the date of termination, and the health, dental and life benefits under Section 4(f) hereof to which the Executive is then entitled (provided that the plan terms permit and provided further that the Executive makes a timely COBRA election), for a period of twelve (12) months from the date of termination and (2) pay the Executive a portion of his Target Bonus for the fiscal year in which such termination occurs equal to the greater of (X) a prorated portion of the Target Bonus through the date of termination based on the good faith estimate of the Board of the actual Target Bonus that would have been payable to the Executive for such fiscal year (assuming the Executive had remained employed by the Company through the end of such fiscal year) or (Y) thirty percent (30%) of the Executive’s Maximum Bonus for such fiscal year, in either case payable on the date that the Target Bonus is normally paid.

(ii) Notwithstanding anything in the foregoing to the contrary, if the Company terminates the Executive without Cause within one hundred eighty (180) or less days prior to, or twelve (12) months following, the occurrence of a Change in Control, such termination shall be deemed to be as a result of a Change in Control and the provisions of Section 5(f) hereof shall apply with respect to the Executive’s compensation.

(e) By the Executive.

(i) Other than in connection with a termination for “Good Reason,” the Executive may terminate his employment hereunder at any time upon sixty (60) days’ notice to the Company, unless such termination would violate any obligation of the Executive to the Company under a separate severance agreement. In the event of termination of the Executive pursuant to this Section 5(e), the Board may elect to waive the period of notice, or any portion thereof, and, if the Board so elects, the Company will pay the Executive his Base Salary for the first sixty (60) days of the notice period (or for any remaining portion of the sixty (60) day period). The Company shall have no further obligation or liability to the Executive other than Base Salary for the notice period.

(ii) The Executive may terminate his employment at any time for Good Reason by delivering written notice to the Company setting forth in reasonable detail the nature of such Good Reason. For purposes of this Agreement, “Good Reason” shall mean and refer to (1) any reduction by the Company of the Executive’s Base Salary as in effect on the Executive’s Employment Date, as the same may be increased from time to time, or a reduction of the potential annual Target Bonus expressed as a percent of base salary (subject to attainment of goals, Board discretion and other conditions of the applicable bonus program); (2) the taking of any action by the Company which materially reduces the Executive’s benefits originally provided under the Company’s benefit plans specified in this Agreement, except to the extent that such action applies to the Company’s executive officers or employees generally; (3) a material breach by the Company of any material provision of this Agreement, which breach is not cured within ten (10) days of the Executive having provided the Board with written notice of said breach; or (4) any failure by a successor or assign of the Company to assume this Agreement.

(A) If the Executive terminates his employment for Good Reason during the term hereof, the Company shall (1) continue to pay the Executive his Base Salary at the rate in effect on the date of termination, and the health, dental and life benefits under Section 4(f) hereof to which the Executive is then entitled (provided that the plan terms permit and provided further that the Executive makes a timely COBRA election), for a period of twelve (12) months from the date of termination and (2) pay the Executive a portion of his Target Bonus for the fiscal year in which such termination occurs equal to the greater of (X) a prorated portion of the Target Bonus through the date of termination based on the good faith estimate of the Board of the actual Target Bonus that would have been payable to the Executive for such fiscal year (assuming the Executive had remained employed by the Company through the end of such fiscal year) or (Y) thirty percent (30%) of the Executive’s Maximum Bonus for such fiscal year, in either case payable on the date that the Target Bonus is normally paid. In such event, the Executive may (but shall not be obligated to) also request that the Company repurchase any shares of common stock then held by the Executive and, if such a request is made, the Company may (but shall not be obligated to), in its sole and unreviewable discretion, accept such request upon terms and conditions mutually agreed upon by the parties; provided that nothing in this sentence shall require any action or inaction on the part of the Company with respect to such request.

(B) Notwithstanding anything in the foregoing to the contrary, if the Executive terminates his employment for Good Reason within one hundred eighty (180) or less days prior to, or twelve (12) months following, such termination shall be deemed to be as a result of a Change in Control and the provisions of Section 5(f) hereof shall apply with respect to the Executive’s compensation.

(f) By a Change in Control. If a Change in Control occurs and as a result of such Change in Control, or within one hundred eighty (180) days prior to, or twelve (12) months following, such Change in Control, the Company terminates the Executive’s employment without Cause or the Executive terminates his employment for Good Reason, then, in lieu of any payments to or on behalf of the Executive under Section 5(d) or 5(e) hereof, as may be applicable, the Company shall (1) on the date of such termination, pay the Executive an aggregate amount equal to twenty-four (24) months’ Base Salary at the rate in effect on the date of termination, (2) on the date of such termination, pay the Executive a portion of his Target Bonus for the fiscal year in which such termination occurs equal to the greater of (X) a prorated portion of the Target Bonus through the date of termination based on the good faith estimate of the Board of the actual Target Bonus that would have been payable to the Executive for such fiscal year (assuming the Executive had remained employed by the Company through the end of such fiscal year) or (Y) thirty percent (30%) of the Executive’s Maximum Bonus for such fiscal year, and (3) continue for a period of twenty-four (24) months from the date of termination the health, dental and life benefits under Section 4(f) hereof to which the Executive is then entitled (provided that the plan terms permit and provided further that the Executive makes a timely COBRA election). If a Change in Control occurs and as a result of such Change in Control, or within one hundred eighty (180) days prior to, or twelve (12) months following, such Change in Control, the Executive terminates his employment for Good Reason, then the Executive may (but shall not be obligated to) also request that the Company repurchase any shares of common stock then held by the Executive and, if such a request is made, the Company may (but shall not be obligated to), in its sole and unreviewable discretion, accept such request upon terms and conditions mutually agreed upon by the parties.

6. Effect of Termination. The provisions of this Section 6 shall apply to termination pursuant to Section 5 or otherwise.

(a) Payment by the Company of any Base Salary, prorated Target Bonus, health, dental and life benefits under Section 4(f) hereof, and expenses that may be due to the Executive in each case under the applicable termination provision of Section 5 shall constitute the entire obligation of the Company to the Executive. In order to receive any payments pursuant to Sections 5(b), 5(c), 5(d), 5(e), or 5(f), the Executive must execute a general release of claims in a form reasonably acceptable to the Company. With respect to any benefits continuation pursuant to Sections 5(b), 5(c), 5(d), 5(e) or 5(f), the Company shall contribute toward the premium cost of any such benefits continuation at the same rate that it contributes toward the premium cost for active employees.

(b) Except as required by law or by the other applicable provisions of this Agreement, benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of termination of the Executive’s employment without regard to any continuation of Base Salary or other payment to the Executive following such date of termination.

(c) Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of such provision, including without limitation the obligations of the Executive under Sections 7, 8 and 9 hereof. The obligation of the Company to make payments to or on behalf of the Executive under Sections 5(d), 5(e), or 5(f) hereof is expressly conditioned upon the Executive’s continued full performance of obligations under Sections 7, 8 and 9 hereof. The Executive recognizes that, except as expressly provided in Sections 5(d), 5(e) or 5(f), no compensation is earned or due after termination of employment.

(d) To the extent any payment hereunder shall be required to be delayed until six months following separation from service to comply with the “specified employee” rules of Section 409A of the Internal Revenue Code, it shall be delayed (but not more than is required) to comply with such rules, and shall promptly after such delay be paid with interest at a reasonable market rate as determined by the Company.

7. Confidential Information.

(a) The Executive acknowledges that the Company and its Affiliates continually develop Confidential Information, that the Executive may develop Confidential Information for the Company or its Affiliates and that the Executive may learn of Confidential Information during the course of employment. The Executive acknowledges that the disclosure of such Confidential Information would be harmful to the Company and its Affiliates, including without limitation if such Confidential Information were made known to any Person or entity engaged in business activities that are in competition with the Company and/or its Affiliates. The Executive will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall never disclose to any Person (except as required by applicable law or for the proper performance of his duties and responsibilities to the Company and its Affiliates), or use for his own benefit or gain, any Confidential Information obtained by the Executive incident to his employment or other association with the Company or any of its Affiliates. The Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination.

(b) All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its Affiliates and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its Affiliates. The Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in the Executive’s possession or control.

8. Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose all Intellectual Property to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company for time spent in complying with these obligations. All copyrightable works that the Executive creates shall be considered “work made for hire”.

9. Restricted Activities. The Executive acknowledges the highly competitive nature of the industry in which the Company and its Affiliates are involved, and agrees that during his employment with the Company, he will have access to the Confidential Information of the Company and its Affiliates, will benefit from the Company’s goodwill and will obtain a competitive advantage as to the Company, its Affiliates, customers and prospective customers and employees. The Executive agrees that some restrictions on his activities during and after his employment therefore are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates:

(a) While the Executive is employed by the Company and until (i) the date that is twelve (12) months after the date that the Executive’s employment terminates (in the event that Section 5(f) of this Agreement is not applicable to such termination) or (ii) the date that is twenty-four (24) months after the date that the Executive’s employment terminates (in the event that Section 5(f) of this Agreement is applicable to such termination) (the “Non-Competition Period”), the Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any of its Affiliates or undertake any planning for any business competitive with the Company or any of its Affiliates within the Restricted Territory. For purposes of this Agreement, “Restricted Territory” means (i) any state in the continental United States; (ii) Alaska and Hawaii; (iii) any other territory or possession of the United States; and (iv) any other country in which any Product has been manufactured, provided, sold or offered or promoted for sale by the Company or any of its Affiliates at any time during the Employment Period or with respect to which the Company or any of its Affiliates has devoted substantial expense in anticipation of launching into such geographic area a portion of their business. Specifically, but without limiting the foregoing, the Executive agrees not to engage in any manner in any activity that is directly or indirectly competitive or potentially competitive with the business of the Company or any of its Affiliates as conducted or under consideration at any time during the Executive’s employment. Restricted activity includes without limitation accepting employment or a consulting position with any Person who is, or at any time within twelve (12) months prior to termination of the Executive’s employment has been, a customer of the Company or any of its Affiliates. For the purposes of this Section 9, the business of the Company and its Affiliates shall include all Products and the Executive’s undertaking shall encompass all items, products and services that may be used in substitution for Products.

(b) The Executive agrees that, during his employment with the Company, he will not undertake any outside activity, whether or not competitive with the business of the Company or its Affiliates, that could reasonably give rise to a conflict of interest or otherwise interfere with his duties and obligations to the Company or any of its Affiliates.

(c) The Executive further agrees that while he is employed by the Company and during the Non-Competition Period, the Executive will not hire or attempt to hire any employee of the Company or any of its Affiliates, assist in such hiring by any Person, encourage any such employee to terminate his or her relationship with the Company or any of its Affiliates, or solicit or encourage any customer or vendor of the Company or any of its Affiliates to terminate its relationship with them, or, in the case of a customer, to conduct with any Person any business or activity which such customer conducts or could conduct with the Company or any of its Affiliates.

(d) Until ninety (90) days after the conclusion of the Non-Competition Period, the Executive shall give notice to the Company of each new business activity he plans to undertake to which he will commit substantial time and/or resources, at least thirty (30) days prior to beginning any such activity. Such notice shall state the name and address of the Person for whom such activity is undertaken and the nature of the Executive’s business relationship(s) and position(s) with such Person. The Executive shall provide the Company with such other pertinent information concerning such business activity as the Company may reasonably request in order to determine the Executive’s continued compliance with his obligations under Sections 7, 8 and 9 hereof.

10. Enforcement of Covenants. The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 7, 8 and 9 hereof. The Executive agrees that said restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Executive further acknowledges that, were he to breach any of the covenants contained in Section 7, 8 or 9 hereof, the damage to the Company would be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond. The parties further agree that, in the event that any provision of Section 7, 8 or 9 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

11. Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of his obligations hereunder. The Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent.

12. Indemnification. The Company shall indemnify the Executive to the extent provided in its then current certificate of incorporation or by-laws. The Executive agrees to promptly notify the Company of any actual or threatened claim arising out of or as a result of his employment with the Company.

13. Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section 13 and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

(a) “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by either management authority, contract or equity interest.

(b) “Change in Control” means (i) a sale or transfer (in one or a series of related transactions) of 100% of the Company’s outstanding capital stock to one Person or a group of Persons acting in concert; (ii) a sale or transfer (in one or a series of related transactions) of all or substantially all of the Company’s operating subsidiaries or assets to one Person or a group of Persons acting in concert; or (iii) a transaction or transactions in which any Person or a group of Persons acting in concert acquires stock of the Company in an amount greater than that held by Kohlberg & Co. LLC (“Kohlberg”) and Kohlberg Affiliates and in which Kohlberg relinquishes control of the Board.

(c) “Confidential Information” means any and all information of the Company and its Affiliates that is not generally known by others with whom they compete or do business, or with whom any of them plans to compete or do business and any and all information, publicly known in whole or in part or not, which, if disclosed by the Company or its Affiliates would assist in competition against them. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (ii) the Products, (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (iv) the identity and special needs of the customers of the Company and its Affiliates and (v) the people and organizations with whom the Company and its Affiliates have business relationships and the nature and substance of those relationships. Confidential Information also includes any information that the Company or any of its Affiliates have received, or may hereafter receive, belonging to others or which was received by the Company or any of its

Affiliates with any understanding that it would not be disclosed. Confidential Information will not include any information that has been published in a form generally available to the public prior to the date the Executive proposes to disclose or use such information. Confidential information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(d) “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive’s employment and during the period of six (6) months immediately following termination of his employment that relate to either the Products or any prospective activity of the Company or any of its Affiliates.

(e) “Kohlberg Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with Kohlberg & Co. LLC, where control may be either management authority or equity interest.

(f) “Person” means an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

(g) “Products” mean all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Affiliates, together with all services provided or planned by the Company or any of its Affiliates, during the Executive’s employment.

14. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

15. Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Executive is transferred to a position with any of the Company’s subsidiaries or in the event that the Company shall hereafter affect a reorganization, consolidate with, or merge into, any other Person or transfer all or substantially all of its properties or assets to any other Person. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

16. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

17. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

18. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Chief Financial Officer, with a copy to Ropes & Gray LLP, One International Place, Boston, MA 02110-0110, attention of Craig E. Marcus or to such other address as either party may specify by notice to the other actually received.

19. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment.

20. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company.

21. Obligations of the Company and the Principal Subsidiary. Each of the Company and the Principal Subsidiary shall be jointly and severally liable for any payment obligation of the Company or the Principal Subsidiary pursuant to this Agreement.

22. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

23. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

24. Governing Law. This is a Delaware contract and shall be construed and enforced under and be governed in all respects by the laws of the State of Delaware, without regard to the conflict of laws principles thereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE:	KAGY HOLDING COMPANY, INC.

/s/ Douglas J. Mattscheck	By:	/s/ Catherine Cuisson
Douglas J. Mattscheck	Name:	Catherine Cuisson
	Title:	Chief Financial Officer

AGY HOLDING CORP.

	By:	/s/ Catherine Cuisson
	Name:	Catherine Cuisson
	Title:	Chief Financial Officer